Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-180526) (“Registration Statement”) of our report dated February 24, 2014 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Crown Castle International Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
December 16, 2014